Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-286083

Prospectus Supplement No. 4

(To Prospectus dated April 3, 2025)

BOLT PROJECTS HOLDINGS, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 3, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-286083). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on August 6, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 6, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2025

Bolt Projects Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40223	86-1256660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2261 Market Street, Suite 5447 San Francisco, CA	94114
(Address of principal executive offices)	(Zip Code)

(415) 325-5912

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	BSLK	The Nasdaq Stock Market LLC
Warrants, each 20 whole warrants exercisable for one share of Common stock at an exercise price of $230.00	BSLKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2025 (the “Settlement Date”), Bolt Projects Holdings, Inc. (the “Company”) entered into a Settlement Agreement and Stipulation (the “Agreement”) with Southern Point Capital Corporation (“SPC”). Pursuant to the Agreement, SPC agreed to acquire outstanding liabilities of the Company in a principal amount of $1,746,358.41 (the “Claim Amount”) in exchange for shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in respect of such Claim Amount (the “Settlement Shares”), plus an additional 15,000 shares of Common Stock (the “Settlement Fee Shares and, together with the Settlement Shares, the “Shares”). The Shares are issuable to SPC subject to a court order as to the fairness of the Agreement and that the Settlement Shares are exempt from registration under of the Securities Act of 1933, as amended (the “Securities Act), pursuant to Section 3(a)(10) thereunder.

The Agreement provides that the Company shall issue and deliver to SPC Shares in one or more tranches upon SPC’s request to convert the Claim amount into Shares, provided that no single issuance, when aggregated with shares of Common Stock beneficially owned by SPC would be greater than 4.99% of the issued and outstanding shares of the Company’s Common Stock. The Agreement also provides that the Company may not issue, and shall not be obligated to issue, any Settlement Shares to the extent such issuance would violate the Company’s obligations under the Nasdaq Stock Market, including any requirement that the issuance of such shares would require approval of the Company’s stockholders, until such approval has been obtained.

The number of Shares deliverable under a conversion notice shall be equal to the amount requested in such conversion notice divided by the lower of (i) the closing price of the Company’s Common Stock on the Settlement Date and (ii) 77% of the average of the three (3) lowest traded prices on which at least 100 shares of Common Stock were traded during the five-trading day period preceding a conversion notice delivered pursuant to the Settlement Agreement (the “Valuation Period”), subject to a minimum price floor of $0.25 per share. In the event the Shares under a conversion notice are not delivered on the same date as the conversion notice the Valuation Period will be extended to the date the Shares are delivered to SPC, which extended Valuation Period will not adjust the number of shares of Common Stock delivered but will adjust the market price, Shares and the amount by which the Claim Amount is reduced as a result of the conversion. In the event the entire Claim Amount is settled for shares at the minimum price floor of $0.25 per share, the maximum number of shares of Common Stock issuable pursuant to the Settlement Agreement will be 6,985,434 shares of Common Stock; however, the actual number of shares to be issued will be calculated and determined as described above.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2025 (the “Repricing Date”), in accordance with the terms of the Bolt Projects Holdings, Inc. 2024 Incentive Award Plan (the “2024 Plan”), the Board of Directors (the “Board”) of the Company approved a stock option repricing (the “Option Repricing”), effective as of the Repricing Date, of all outstanding stock options granted under the 2024 Plan prior to the Repricing Date (the “Repriced Options”), including stock options held by the Company’s named executive officers and certain non-employee members of the Board. Pursuant to the Option Repricing, the exercise price of each Repriced Option was reduced to $2.42 per share, the closing price of the Common Stock on last business day prior to the Repricing Date. The Board approved the Option Repricing in order to retain and motivate key contributors of the Company without incurring the dilution resulting from significant additional equity grants to the Company’s employees and directors or significant additional cash expenditures resulting from additional cash compensation.

The Company’s named executive officers hold the following aggregate number of Repriced Options: Daniel Widmaier, Chief Executive Officer and Chairman of the Board: 110,949 Repriced Options, with original exercise prices of $6.80 per share, and 30,515 Repriced Options, with original exercise prices of $5.90 per share; Daniel Breslauer, Chief Technology Officer, Chief Product Officer and member of the Board: 75,984 Repriced Options, with original exercise prices of $6.80 per share, and 12,330 Repriced Options, with original exercise prices of $5.90 per share; and Cintia Nardi, President: 37,462 Repriced Options, with original exercise prices of $6.80 per share, and 11,156 Repriced Options, with original exercise prices of $5.90 per share.

The Company’s non-employee members of the Board hold the following aggregate number of Repriced Options: Jeri Finard: 1,875 Repriced Options, with original exercise prices of $6.80 per share; and Ransley Carpio: 1,875 Repriced Options, with original exercise prices of $6.80 per share.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Settlement Agreement and Stipulation, dated August 1, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOLT PROJECTS HOLDINGS, INC.

Date: August 6, 2025	By:	/s/ Daniel Widmaier
	Name:	Daniel Widmaier
	Title:	Chief Executive Officer

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